UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 14, 2012 (Date of earliest event reported)
PennantPark Floating Rate Capital Ltd. (Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	814-00891 (Commission File Number)	27-3794690 (IRS Employer Identification Number)

590 Madison Avenue, 15th Floor, New York, NY (Address of principal executive offices)		10022 (Zip Code)
212-905-1000 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 14, 2012, PennantPark Floating Rate Capital Ltd. (the "Company"), through PennantPark Floating Rate Funding I, LLC, a wholly-owned subsidiary of the Company ("Funding I"), entered into an amended and restated revolving credit facility (the "Credit Facility") with SunTrust Bank, which (i) improved borrowing base limits by including a matrix-based advance rate and (ii) extended the maturity date to May 14, 2017. PennantPark Investment Advisers, LLC, the Company's investment adviser, is the collateral manager, SunTrust Robinson Humphrey, Inc. acted as lead arranger, SunTrust Bank acted as administrative agent and U.S. Bank National Association serves as collateral agent, as backup collateral manager and as custodian.

Under the Credit Facility, the lender has agreed to extend credit to Funding I in an initial aggregate principal amount of $100 million, which amount may be expanded to $600 million pursuant to an accordion feature. During the revolving period, amounts drawn under the Credit Facility bear interest at the London Interbank Offered Rate ("LIBOR") plus 225 basis points, and after the revolving period, the rate sets to LIBOR plus 425 basis points for the remaining two years. The Credit Facility is secured by all of the assets held by Funding I. The Credit Facility includes customary covenants, including minimum asset coverage and minimum equity requirements.

The description above is only a summary of the material provisions of the Credit Facility and is qualified in its entirety by reference to the Credit Facility agreement.

A press release announcing the entry into the Credit Facility is attached hereto as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
            99.1       Press Release of PennantPark Floating Rate Capital Ltd. dated May 18, 2012

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 18, 2012	PENNANTPARK FLOATING RATE CAPITAL LTD. By: /s/ Aviv Efrat Aviv Efrat Chief Financial Officer & Treasurer

Exhibit Index
Exhibit No.	Description
99.1	Press Release of PennantPark Floating Rate Capital Ltd. dated May 18, 2012